Exhibit 1.2

EXECUTION VERSION

KRAFT FOODS INC.

(“Company”)

Debt Securities

TERMS AGREEMENT

January 5, 2012

To: The Representatives of the Underwriters identified herein

Ladies and Gentlemen:

The undersigned agrees to sell to the several Underwriters named in Schedule A hereto for their respective accounts, on and subject to the terms and conditions of the Amended and Restated Underwriting Agreement filed as an exhibit to the Company’s registration statement on Form S-3, relating to debt securities (the “Underwriting Agreement”), the following securities (the “Offered Securities”) on the following terms:

OFFERED SECURITIES

Title:

Floating Rate Notes due 2013 (the “Notes”).

Principal Amount:

$800,000,000 aggregate principal amount of Notes.

Interest:

Interest on the Notes is payable quarterly on January 10, April 10, July 10 and October 10 of each year, commencing on April 10, 2012, to persons in whose name a Note is registered at the close of business 15 calendar days before the interest payment date. The Notes will bear interest at a rate per annum of LIBOR (as determined in accordance with the description reflected in the Company’s Prospectus Supplement relating to the Notes dated January 5, 2012 (the “Prospectus Supplement”)) plus 87.5 basis points and will be reset quarterly on January 10, April 10, July 10 and October 10.

Interest on the Notes will be computed and paid on the basis of a 360-day year and the actual number of days in each interest payment period.

Maturity:

The Notes will mature on July 10, 2013.

Currency of Denomination:

United States Dollars ($).

Currency of Payment:

United States Dollars ($).

Form and Denomination:

Book-entry form only represented by one or more global securities deposited with The Depository Trust Company, including its participants Clearstream or Euroclear, or their respective designated custodian, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Change of Control:

Upon the occurrence of both (i) a change of control of the Company and (ii) a downgrade of the Notes below an investment grade rating by each of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch, Inc. within a specified period, the Company will be required to make an offer to purchase the Notes at a price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth in the Prospectus Supplement under the caption “Description of Notes—Change of Control.”

Special Mandatory Redemption:

Upon the public announcement of the record date for the proposed spin-off of the Company’s North American grocery business to its shareholders, the Company will be required to issue a notice of redemption of all of the notes, in accordance with the description included in the Prospectus Supplement under the caption “Description of Notes—Special Mandatory Redemption”.

Redemption for Tax Reasons:

The Company may redeem all, but not part, of the Notes upon the occurrence of specified tax events described under the caption “Description of Notes—Redemption for Tax Reasons” in the Prospectus Supplement.

Conversion Provisions:

None.

Sinking Fund:

None.

Listing:

None.

Payment of Additional Amounts:

In addition, the Company shall pay Additional Amounts to holders as and to the extent set forth under the caption “Description of Notes—Payment of Additional Amounts” in the Prospectus Supplement.

Purchase Price:

99.85% of the principal amount of the Notes, plus accrued interest, if any, from January 10, 2012.

Expected Reoffering Price:

100% of the principal amount of the Notes, plus accrued interest, if any, from January 10, 2012.

OTHER MATTERS

Closing:

9:00 a.m., New York City time, on January 10, 2012, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017. Payment for the Notes will be made in Federal (same day) funds.

Settlement and Trading:

Book-Entry Only via DTC, Clearstream or Euroclear.

Names and Addresses of the Representatives and Lead Underwriters:

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

RBS Securities Inc.

600 Washington Boulevard

Stamford, Connecticut 06901

The respective principal amounts of the Offered Securities to be severally purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

The provisions of the Underwriting Agreement are incorporated herein by reference, except that:

(i) Section 2(x) of the Underwriting Agreement is hereby replaced in its entirety as follows:

“(x) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons either (i) of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or (ii) the U.K. Bribery Act 2010 (the “Bribery Act”) and the Company, its subsidiaries and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and the Bribery Act and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.”

(ii) notwithstanding anything in Section 4(h) of the Underwriting Agreement to the contrary, the Underwriters shall pay all expenses (including reasonable fees and disbursements of counsel) incurred in connection with qualification of the Offered Securities for sale and any determination of their eligibility for investment under the laws of such jurisdictions as the Representatives reasonably designate; and

(iii) each of Section 6(a) and Section 6(b) of the Underwriting Agreement is hereby amended to replace “directors and officers” in the first sentence thereof with “directors, officers, employees, agents and affiliates”, and Section 6(a) of the Underwriting Agreement is further amended to replace “Underwriter” the fourth and fifth time it appears in such section with “indemnified person.”

In addition to the representations and warranties contained in Section 2 of the Underwriting Agreement, the Company, as of the date hereof and as of the Closing Date, represents and warrants to, and agrees with, each Underwriter that the interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the Pricing Prospectus and the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

For purposes of the Underwriting Agreement, the “Applicable Time” shall be 4:15 p.m. (Eastern time) on January 5, 2012.

The Offered Securities will be made available for checking at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, at least 24 hours prior to the Closing Date.

For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company by the Underwriters for use in the Prospectus consists of the following information in the Prospectus: the information contained in the fourth, fifth and sixth paragraphs under the caption “Underwriting” in the prospectus supplement.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

Very truly yours, KRAFT FOODS INC.

By:	/s/ Barbara L. Brasier
Name: Barbara L. Brasier Title: Senior Vice President and Treasurer

[Signature Page to Terms Agreement]

The foregoing Terms Agreement is hereby confirmed and accepted as of the date first above written.

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Brian D. Bednarski
Name: Brian D. Bednarski
Title: Managing Director

RBS SECURITIES INC.

By:	/s/ Moshe Tomkiewicz
Name: Moshe Tomkiewicz
Title: Managing Director

Acting on behalf of themselves and as the Representatives of the several Underwriters.

[Signature Page to Terms Agreement]

SCHEDULE A

Underwriter	$800,000,000 Principal Amount of Floating Rate Notes due 2013
Citigroup Global Markets Inc.	$112,000,000.00
RBS Securities Inc.	$112,000,000.00
Barclays Capital Inc.	$112,000,000.00
Goldman, Sachs & Co.	$112,000,000.00
J.P. Morgan Securities LLC	$112,000,000.00
BNP Paribas Securities Corp.	$24,000,000.00
Credit Suisse Securities (USA) LLC	$24,000,000.00
Deutsche Bank Securities Inc.	$24,000,000.00
HSBC Securities (USA) Inc.	$24,000,000.00
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$24,000,000.00
SG Americas Securities, LLC	$24,000,000.00
UBS Securities LLC	$24,000,000.00
Mitsubishi UFJ Securities (USA), Inc.	$18,000,000.00
Mizuho Securities USA Inc.	$18,000,000.00
Scotia Capital (USA) Inc.	$18,000,000.00
Wells Fargo Securities, LLC	$18,000,000.00
Total	$800,000,000.00